As filed with the Securities and Exchange Commission on September 20 , 2013

Registration Statement No. 333- 190921

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No.1 to

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RMG NETWORKS HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7389	27-4452594
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)

500 North Central Expressway

Suite 175

Plano, TX 75074

(972) 543-9300

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Gregory H. Sachs
Executive Chairman
500 North Central Expressway

Suite 175

Plano, TX 75074

(972) 543-9300

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

With a copy to:

Ameer Ahmad, Esq.

Jason Simon, Esq.

Greenberg Traurig, LLP

77 West Wacker

Suite 2500

Chicago, IL 60601

(312) 456-8400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-190921) of RMG Networks Holding Corporation is to file a revised Exhibit 5.1 and the required XBRL interactive data with the Securities and Exchange Commission. XBRL is a global standard for exchanging business information and the XBRL interactive data presents the financial statements that were previously filed in the Registration Statement, which are unchanged, in this business reporting language. Accordingly, this Amendment No. 1 consists solely of the facing page, this explanatory note, Part II, Exhibit 5.1, the XBRL interactive data and the signature page.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$71
Printing Expenses	$10,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$25,000
Transfer Agent and Registrar	$5,000

Total	$45,071

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (or DGCL) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VIII of our restated certificate of incorporation provides that no director of ours shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VIII of our restated certificate of incorporation also provides that we shall indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, limited liability company joint venture, trust or other enterprise.

Item 15. Recent sales of unregistered securities.

In January 2011, the Sponsor purchased 2,190,477 SCG Common Shares (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.01 per share. On April 12, 2011, SCG effected a 0.8 for one reverse split, the result of which left the Sponsor with 1,752,381 Founder Shares. The Sponsor returned an aggregate of 228,571 Founder Shares to SCG for no consideration after the underwriters of SCG’s Initial Public Offering determined that they would not exercise their option to purchase additional units to cover any over-allotments. In addition, simultaneously with the consummation of its initial public offering, SCG issued and sold to the Sponsor warrants to purchase up to 4,000,000 SCG Common Shares (the “Founder Warrants”) at a price of $0.75 per warrant for an aggregate purchase price of $3,000,000. The Founder Shares and the Founder Warrants were issued in transactions exempt from the registration requirements in reliance upon Section 4(2) of the Securities Act in that they were issued to in a transaction not involving a public offering solely to accredited investors.

In connection with the Equity Commitment Letter and the Assignment Agreement, on February 8, 2013, DRW was issued 120,000 SCG Shares in consideration for DRW’s purchase of 2,354,450 Common Shares pursuant to the terms of the Equity Commitment Letter. Such shares were issued in transactions exempt from the registration requirements in reliance upon Section 4(2) of the Securities Act in that such shares were issued to in a transaction not involving a public offering solely to accredited investors.

On April 8, 2013, the Company issued to each of Donald R. Wilson, Jr. and Gregory H. Sachs warrants exercisable for 533,333 SCG Common Shares (the “Note Conversion Warrants”). The Note Conversion Warrants were issued upon the conversion by each of Mr. Wilson and Mr. Sachs of a Promissory Note issued by SCG to the Sponsor and in the aggregate principal amount of $800,000, which Promissory Note was subsequently assigned by the Sponsor to Mr. Wilson and Mr. Sachs in the aggregate principal amount of $400,000 each. The conversion price of the Promissory Notes was $0.75 per Note Conversion Warrant. The Note Conversion Warrants were issued in reliance upon Section 4(2) of the Securities Act in that such warrants were issued to in a transaction not involving a public offering solely to accredited investors.

In consideration for the Term Loan A under the Junior Credit Agreement entered into by the Company on April 19, 2013, the Company issued to the Junior Credit Agreement Lenders an aggregate of 31,500 shares of common stock. In addition, on April 19, 2013 the Company also issued an aggregate of 31,500 shares of common stock to certain affiliates of Kayne Anderson Mezzanine Partners in consideration for the assistance of Kayne Anderson Mezzanine Partners in arranging and structuring the financing provided under the Junior Credit Agreement. All such shares were issued in reliance upon Section 4(2) of the Securities Act, as such shares were issued to in a transaction not involving a public offering solely to a limited number of accredited investors.

On April 19, 2013, the Company entered into a Common Stock Purchase Agreement with DRW, pursuant to which DRW agreed to purchase 500,000 SCG Common Shares (the “DRW Shares”) at a price of $10 per share. The DRW Shares were issued in a transaction exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act, as such shares were issued to in a transaction not involving a public offering solely to a single accredited investor.

On August 14, 2013, the Company issued 120,000 shares of common stock to DOOH pursuant to the terms of a management services agreement entered into on that date between the Company and DOOH. The shares were issued in reliance upon Section 4(2) of the Securities Act, as such shares were issued in a transaction not involving a public offering solely to a single accredited investor.

Item 16. Exhibits and financial statement schedules.

(a)     Exhibit Index

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b)     Financial Statement Schedule.

None.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois on the 20th day of September , 2013.

RMG NETWORKS HOLDING CORPORATION

By:	/s/ Garry K. McGuire, Jr.
Garry K. McGuire, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below.

Signature		Title	Date

*		Executive Chairman	September 20, 2013
Gregory H. Sachs

/s/ Garry K. McGuire, Jr.		Chief Executive Officer and Director	September 20, 2013
Garry K. McGuire, Jr.		(Principal Executive Officer)

/s/ William Cole		Chief Financial Officer	September 20, 2013
William Cole		(Principal Financial and Accounting Officer)

*		Director	September 20, 2013
Marvin Shrear

*		Director	September 20, 2013
Jonathan Trutter

*		Director	September 20, 2013
Alan Swimmer

*		Director	September 20, 2013
Jeffrey Hayzlett

* By:	/s/ William Cole
William Cole, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of January 11, 2013, by and among SCG Financial Acquisition Corp., SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC, solely in its capacity as stockholder representative (1)

2.2

Amendment No. 1 to Agreement and Plan of Merger, dated as of April 8, 2013, and among SCG Financial Acquisition Corp., SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC, solely in its capacity as stockholder representative (5)

2.3

Agreement and Plan of Merger, dated as of March 1, 2013, by and among SCG Financial Acquisition Corp., SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC, solely in its capacity as stockholder representative. (6)

3.1	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 12, 2013 (2)

3.2	By-laws (3)

4.1	Specimen Unit Certificate (3)

4.2	Specimen common stock Certificate (3)

4.3	Specimen Warrant Certificate (3)

4.4	Warrant Agreement, dated April 12, 2011, by and between SCG Financial Acquisition Corp. and Continental Stock Transfer & Trust company (7)

5.1	Legal Opinion of Greenberg Traurig, LLP *

10.1	Promissory Note, dated January 28, 2011, issued to SCG Financial Holdings LLC (3)

10.2	Form of Letter Agreement between the Registrant and SCG Financial Holdings LLC (3)

10.3	Form of Letter Agreement between the Registrant and certain directors and officers of the Registrant (3)

10.4	Investment Management Trust Agreement, dated April 12, 2011, by and between SCG Financial Acquisition Corp. and Continental Stock Transfer & Trust company (7)

10.5	Administrative Services Agreement dated April 12, 2011 by and between SCG Financial Acquisition Corp. and Sachs Capital Group LP (7)

10.6	Registration Rights Agreement, dated April 12, 2011, by and between SCG Financial Acquisition Corp. and SCG Financial Holdings LLC (7)

10.7	Securities Purchase Agreement, dated January 28, 2011, between the Registrant SCG Financial Holdings LLC (3)

10.8	Warrant Subscription Agreement, dated January 28, 2011, between the Registrant and SCG Financial Holdings LLC (3)

10.9	Form of Indemnity Agreement (3)

10.10	Promissory Note, dated February 9, 2011, issued to SCG Financial Holdings LLC (3)

10.11	Amendment No. 1 to Warrant Subscription Agreement, dated March 4, 2011, between the Registrant and SCG Financial Holdings LLC(3)

10.12	Amendment No. 2 to the Warrant Subscription Agreement, dated April 12, 2011, by and among SCG Financial Acquisition Corp. and SCG Financial Holdings LLC (7)

10.13	Letter Agreement dated April 12, 2011 by and among SCG Financial Acquisition Corp., SCG Financial Holdings LLC, Gregory H. Sachs and the members of SCG Financial Holdings LLC (3)

10.14	Underwriting Agreement, dated April 12, 2011, by and between SCG Financial Acquisition Corp. and Lazard Capital Markets LLC, as representative of the underwriters (7)

10.15	Equity Commitment Letter Agreement by and between SCG Financial Acquisition Corp. and 2012 DOOH Investments LLC (4)

10.16	Escrow Agreement, dated as of April 8, 2012, by and among SCG Financial Acquisition Corp., Wilmington Trust, N.A., and Shareholder Representative Services LLC(5)

10.17	Form of Lock-Up Agreement(5)

10.18	Registration Rights Agreement, dated April 8, 2013, by and among SCG and the former RMG stockholders part thereto(5)

10.19	Registration Rights Agreement, dated April 8, 2013, by and among SCG, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP(5)

Exhibit Number	Description

10.20

Credit Agreement, dated April 19, 2013, by and among by and among SCG Financial Acquisition Corp., certain direct and indirect domestic subsidiaries of SCG Financial Acquisition Corp. party thereto from time to time as borrowers, certain direct and indirect domestic subsidiaries of SCG Financial Acquisition Corp. party thereto from time to time as guarantors, the financial institutions from time to time party thereto as lenders, and Kaye Anderson Credit Advisors, LLC, as administrative agent. (8)

10.21

Junior Credit Agreement, dated April 19, 2013, by and among by and among SCG Financial Acquisition Corp., certain direct and indirect domestic subsidiaries of SCG Financial Acquisition Corp. party thereto from time to time as borrowers, certain direct and indirect domestic subsidiaries of SCG Financial Acquisition Corp. party thereto from time to time as guarantors, the financial institutions from time to time party thereto as lenders, and Plexus Fund II, L.P., as administrative agent for the lenders thereunder. (8)

10.22

Investor Rights Agreement, dated April 19, 2013, by and among SCG Financial Acquisition Corp., Plexus Fund II, L.P., Kayne Anderson Mezzanine Partners (QP), LP, KAMPO US, LP and Kayne Anderson Mezzanine Partners, LP. (8)

10.23	Common Stock Purchase Agreement, dated April 19, 2013, by and between SCG Financial Acquisition Corp. and DRW Commodities, LLC. (8)

10.24	Registration Rights Agreement, dated April 19, 2013, by and between SCG Financial Acquisition Corp. and DRW Commodities, LLC. (8)

10.25	Employment Agreement, dated as of April 25, 2013, by and between SCG Financial Merger I Corp. and Garry K. McGuire (9)

10.26	Executive Employment Agreement, dated as of August 13, 2013, between RMG Networks Holding Corporation and Gregory H. Sachs (10)

10.27	Management Services Agreement, dated as of August 14, 2013, between RMG Networks Holding Corporation and 2012 DOOH Investments, LLC (10)

10.28	First Amendment to Credit Agreement, dated August 14, 2013 (10)

10.29	First Amendment to Junior Credit Agreement, dated August 14, 2013 (10)

10.30	Employment Agreement, dated as of August 1, 2013, by and between RMG Networks Holding Corporation and William Cole (11)

14.1	Code of Conduct (3)

23.1	Consent of Frank, Rimerman + Co., LLP **

23.2	Consent of Baker Tilly Virchow Krause, LLP **

23.3	Consent of BDO USA, LLP **

23.4	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)*

101.INS†	XBRL Instance Document

101.SCH†	XBRL Taxonomy Extension Schema Document

101.CAL†	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF†	XBRL Taxonomy Definition Linkbase Document

101.LAB†	XBRL Taxonomy Extension Label Linkbase Document

101.PRE†	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on January 17, 2013.
(2)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on July 18, 2013.
(3)	Incorporated by reference to an exhibit to the Registration Statement on Form S-1 filed by the registrant on April 8, 2011.
(4)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on December 14, 2012.
(5)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on April 12, 2013.
(6)	Incorporated by reference to an exhibit to the Current Report on Form 8-K filed by the registrant on March 1, 2013.
(7)	Incorporated by reference to an exhibit to the current report on Form 8-K filed by the registrant on April 18, 2011.
(8)	Incorporated by reference to an exhibit to the Registration Statement on Form S-1 filed by the registrant on June 28, 2013.
(9)	Incorporated by reference to an exhibit to the current report on Form 8-K filed by the registrant on May 1, 2013.
(10)	Incorporated by reference to an exhibit to the quarterly report on Form 10-Q filed by the registrant on August 14, 2013.
(11)	Incorporated by reference to an exhibit to the current report on Form 8-K filed by the registrant on August 30, 2013.
*	Filed herewith
†	Furnished herewith
**	Previously filed